Exhibit 4.1

AMENDED AND RESTATED NAVIS HOLDINGS, LLC

2000 OPTION PLAN

    I.         Adoption and Purpose of the Plan. This option plan, to be known as the “Navis Holdings, LLC 2000 Option Plan” (but referred to herein as the “Plan”) was previously adopted by Navis Holdings, LLC, a Delaware limited liability company (“Navis”). As of the “Closing Date” (as defined in the certain Agreement and Plan of Merger dated October 15, 2007, by and between the Company, Nero Acquisition LLC, Navis, and solely with respect to certain sections thereof, Navis Corporation) and in accordance with Sections 424 and 409A of the Code and the regulations promulgated thereunder, any and all options granted and outstanding under the Plan as of the Closing Date shall be converted into options for the purchase of the stock of Zebra Technologies Corporation, a Delaware corporation (the “Company”) and the Plan, together with any Option Agreements evidencing such options shall be assumed by the Company. The purpose of this Plan is to advance the interests of the Company by enabling Navis and its subsidiaries to retain qualified employees, members of the Board of Managers of Navis, officers and independent contractors by providing them with an opportunity for investment in the long term prospects of the Company. The options granted hereunder (“Options”) represent the right by the grantee thereof (each, including any permitted transferee hereunder, an “Optionee”) to acquire shares of Class A Common Stock, par value $.01 per of share, of the Company (“Shares”), subject to the terms and conditions of this Plan and a written agreement between the Company and the Optionee to evidence each such Option (an “Option Agreement”). Notwithstanding anything in the Plan to the contrary, no Options shall be granted hereunder on or after the Closing Date.

    II.         Certain Defintions.   The defined terms set forth in Exhibit A attached hereto and incorporated herein (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan.

    III.         Eligibility.   The Company may grant Options under this Plan only to persons who, at the time of such grant, are members of the Board of Managers of Navis, or employees, officers or independent contractors of Navis or any of its wholly-owned subsidiaries (“Eligible Participants”), and no Option may be granted to any person after he or she ceases, for any reason, to be an Eligible Participant (a “Loss of Eligibility Status”). Subject to the provisions of section 4 of this Plan, there is no limitation on the number of Options that may be granted to an Eligible Participant. Notwithstanding the foregoing, no Options shall be granted hereunder on or after the Closing Date.

    IV.         Option Pool.   Options may be granted hereunder from time to time only to the extent that the number of Shares (i) that may be issued pursuant to the exercise of all outstanding and unexpired Options granted hereunder (“Option Shares”), and (ii) that have been issued and are outstanding pursuant to the exercise of Options granted hereunder (net of any such Shares that have been reacquired by the Company by repurchase or otherwise), do not exceed, in the aggregate, 150,258 Shares (the “Option Pool”). The Options Pool shall be subject to adjustment in accordance with Section 8 hereof. Notwithstanding the foregoing, no Options shall be granted hereunder on or after the Closing Date.

    V.         Administration.   This Plan will be administered and interpreted by the Board or any committee or person to whom the Board delegates such authority, in whole or in part from time to time (the “Administrator”). Subject to the express terms and conditions hereof, the Administrator is authorized to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for its administration and interpretation. Specifically, the Administrator will have full and final authority in its discretion, subject to the specific limitations on that discretion as are set forth herein, at any time and from time to time:

        A.         to select and approve the Eligibile Participants to whom Options will be granted from time to time hereunder;

        B.         to determine the Fair Market Value of the Shares as of the date Options are granted hereunder;

        C.         with respect to each Option it decides to grant, to determine the terms and conditions of that Option, to be set forth in the Option Agreement evidencing that Option (the form of which also being subject to approval by the Administrator), including at a minimum the following:

         1.         the total number of Option Shares that may be acquired by the Optionee pursuant to that Option;

         2.         the per Share purchase price to be paid by the Optionee to the Company to acquire the Option Shares issuable upon exercise of that Option (the “Option Price”); provided that the Option Price will be greater than or equal to one hundred percent (100%) of the Fair Market Value (or, if the Optionee is a 10% Shareholder, one hundred ten percent (110%) of such Fair Market Value) of the Option Shares as of the Grant Date;

         3.         the maximum period or term during which that Option will be exercisable (the “Option Term”) and/or the last date on which that Option may be exercised (the “Expiration Date”), provided that in no event may the Expiration Date be later than, or the Option Term be longer than, ten (10) years from the Grant Date (or if the Optionee is a 10% Shareholder, five (5) years from the Grant Date, unless the option grant is made under California Corporations Code Section 25102(f), in which case the Expiration Date may be up to ten (10) years from the Grant Date); and provided further that the Option will terminate to the extent not previously exercised prior to the Expiration Date or end of the Option Term, (A) thirty (30) days (increased to ninety (90) days for Options granted on or after May 12, 2005) after the Loss of Eligibility Status of the original holder of the Option, other than by reason of his or her death, Disability or Termination for Cause; (B) six months (increased to twelve (12) months for Options granted on or after May 12, 2005) after such Loss of Eligibility Status by reason of his or her death or Disability; or (C) immediately upon a Termination for Cause, unless longer periods for exercise are specified in the Option Agreement; and

         4.         the conditions (e.g., the passage of time or the occurrence of events), if any, that must be satisfied prior to the vesting of all, or specified portions, of an Option (the vested portion of such Options being referred to as “Vested Option” and the unvested option being referred to as an “Unvested Option”), provided that if the Option Agreement does not otherwise specify a different vesting schedule (which different schedule will provide for vesting of not less than twenty percent (20%) of the Option per year), the Option will initially be deemed an Unvested Option but twenty five percent (25%) of the Option will become a Vested Option on the one year anniversary of the Grant Date and the balance will become a Vested Option monthly thereafter over a three year period such that the Option will become entirely a Vested Option as of the four year anniversary of the Grant Date; provided that on the relevant date the original holder of the Option is and has remained an Eligible Participant through and including such date.

Notwithstanding the foregoing, no Options shall be granted hereunder on or after the Closing Date.

        D.         to determine the form or forms of legal consideration, if any, in addition to cash that the Company will accept as payment of all or a portion of the Option Price and/or Tax Withholding Liability to be paid by the Optionee upon the exercise of an Option granted hereunder, and to determine the fair market value of such consideration.

With respect to any person whose transactions in Shares is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Plan shall at all times be administered in compliance with the requirements, if any, of Rule 16b-3 under such Act.

        VI.         Additional Terms and Conditions of Option Agreements.   Each Option granted hereunder shall be evidenced by an Option Agreement evidencing the same entered into by and between the Optionee and a duly authorized representative of the Company. In addition to the terms and conditions thereof to be determined by the Administrator pursuant to section 5(c) above, unless otherwise stated therein, each Option Agreement will be deemed to include the following terms and conditions:

        A.         Exercise of the Option.   That portion of the Option that is a Vested Option may be exercised by giving written notice thereof to the Company, on such form as may be specified by the Administrator, if any, but in any event stating the number of full Option Shares to be purchased and giving such assurances of the Optionee’s investment intent as the Company may require to ensure that the transaction complies in all respects with the requirements of the Securities Act of 1933, as amended, and other applicable securities laws. The notice of exercise will be accompanied by (1) full payment of the Option price for the number of Option Shares to be purchased, in United States dollars, in cash or by check made payable to the Company; (2) by tendering previously acquired Shares that have been held for at least six months (or such longer period to avoid a charge to earnings for financial reporting purposes) and having an aggregate Fair Market Value at the time of exercise equal to the total Option price; (3) a combination of (1) and (2); (4) by withholding shares that otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option price; (5) by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of shares having a Fair Market Value equal to the purchase price; or (6) such other form of legal consideration for the purchase of Shares as may be approved by the Administrator, in its discretion. In addition, as a condition to the exercise of an Option, the Optionee will tender to the Company the amount of the applicable Tax Withholding liability in connection with that exercise, in cash, by check made payable to the Company, or in the form of such other payment as may be approved by the Administrator, in its discretion.

        B.         Option Early Exercise.   Notwithstanding any other provisions of this Plan, on and after May 12, 2005, outstanding Options that are not Vested Options may be exercised by Optionees who are Eligible Participants prior to vesting, subject to the Optionee (and his or her spouse, if any) entering into a Restricted Share Purchase Agreement (and any accompanying documentation) with the Company. The Restricted Share Purchase Agreement shall provide the Company with the right to repurchase, upon Optionee’s Loss of Eligibility Status and at the lesser of (1) the original purchase price paid by the Optionee, and (2) the fair market value of the Shares on the date of repurchase, Shares that would not have otherwise vested pursuant to the vesting schedule of the related Option, and such other terms and conditions as are determined by the Administrator in its sole discretion.

        C.         Options Nontransferable.   No Option will be transferable by the Optionee otherwise than by will or the laws or descent and distribution. During the lifetime of the Optionee, the Option will be exercisable only by him or her. Notwithstanding anything else in this Plan to the contrary, no Option Agreement will contain any provision which is contrary to, or which modifies the provisions of this section 6(c).

        D.         Business Combination.   In the event of a Business Combination, the Board, in its sole discretion, may determine that it is in the best interests of the Company, and if so may take all appropriate action, either to:

         1.         cancel all outstanding Options granted hereunder effective as of the consummation of the Business Combination and, in connection with each Option, any portion of which is a Vested Option, either (A) notify the holder of the Option of the proposed Business Combination reasonably prior to its consummation so that the holder will have an opportunity to exercise the Vested Option immediately prior to such consummation, or (B) make a payment to the Optionee equal to the amount, if any, by which the Fair Market Value per Share of the Option Shares subject to the Vested Option exceeds the Option Price, multiplied by the number of Option Shares that are subject to the Vested Option, such payment to be made either in cash or in Shares having a Fair Market Value as of the date of issuance equal to such excess amount; or

         2.         require the Successor Entity in such Business Combination to assume the outstanding Options or substitute therefor comparable options of such Successor Entity.

        E.         Compliance with Law.   Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan, and Option Shares may be issued pursuant to the exercise thereof by an Optionee, only after and on the condition that there has been compliance with all applicable federal and state securities laws.

        F.         Notices.   Any notice to be given to the Company under the terms of an Option Agreement will be addressed to the Company at its principal executive office, Attention: Chief Financial Officer, or at such other address as the Company may designate in writing. Any notice to be given to an Optionee will be addressed to him or her at the address provided to the Company by the Optionee. Any such notice will be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

         G.         Other Provisions.   The Option Agreement may contain such other terms, provisions and conditions, not inconsistent with this Plan, as may be determined by the Administrator in its sole discretion.

    VII.        Term of the Plan.   This Plan became effective as of February 29, 2000, and will remain in effect until the tenth (10th) anniversary of the date of its adoption by the Board of Managers of Navis, unless it is terminated earlier pursuant to section 10 of this Plan.

    VIII.        Adjustments Upon Changes in Shares.   In the event of any change in the Shares as a result of a split, reverse split, distribution, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made in: (i) the aggregate number of Option Shares that are reserved for issuance in the Option Pool, pursuant to section 4 above, under outstanding Options, (ii) the Option Price and the number of Option Shares that may be exercised under each outstanding Option granted hereunder; (iii) the number of vested and unvested Shares subject to a Restricted Share Purchase Agreement; and (iv) other rights and matters determined on a per Share basis under this Plan, any Option Agreement evidencing an outstanding Option granted hereunder or under any Restricted Share Purchase Agreement. Any such adjustments will be made only by the Administrator, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan, all Options then outstanding and any Shares subject to Restricted Share Purchase Agreements. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional Shares or securities convertible into or exchangeable for Shares.

    IX.         Modification, Extension and Renewal of Options; Governing Law.   Subject to the terms and conditions and within the limitations of this Plan, the Administrator may modify, extend or renew outstanding Options granted under this Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of any Option will, without the consent of the Optionee, alter or impair any rights or obligations under any outstanding Option. This Plan will be governed by, and construed in accordance with, the laws of the State of California.

    X.         Amendment and Discontinuance.   The Administrator may amend, suspend or discontinue this Plan at any time or from time to time; provided that no such action may impair any Option previously granted under this Plan without the consent of the holder thereof, nor may the number of Option Shares in the Option Pool be reduced to a number that is less than the aggregate number of Option Shares (i) that may be issued pursuant to the exercise of all outstanding pursuant to the exercise of Options granted hereunder (net of any such Shares that have been reacquired by the Company by repurchase or otherwise).

    XI.         No Shareholder Rights.   No rights or privileges of a shareholder of the Company are conferred by reason of the granting of an Option. No Optionee will become a shareholder of the Company with respect to any Option Shares unless and until the Option has been properly exercised, the Option Price fully paid as to the portion of the Option exercised, and some portion of the underlying Option Shares have vested.

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AMENDED AND RESTATED NAVIS HOLDINGS, LLC

2000 OPTION PLAN

EXHIBIT A

DEFINITIONS

    1.         “10% Shareholder” means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in Section 424(d) of the Code at the time he or she is granted an Option, equity interests in the Company possessing more than ten percent (10%) of the aggregate outstanding equity interests of the Company.

    2.         “Board” means the Board of Directors of the Company.

    3.         “Business Combination” means a transaction resulting in (a) the sale of all or substantially all of the assets of the Company, or (b) a merger or consolidation or other reorganization in which the Company is not the surviving entity or becomes owned entirely by another entity.

    4.         “Code” means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of the Plan’s adoption by the Board as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

    5.         “Disability” means “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

    6.         “Fair Market Value” means, with respect to the Shares and as of the date that is relevant to such determination (e.g., the date on Option is granted hereunder), the market price per share of such Shares determined by the Administrator, consistent with the following: (a) if the Shares are traded on a stock exchange on the date in question, then the Fair Market Value will be equal to the closing price reported by the applicable composite-transactions report for such date; (b) if the Shares are traded over-the-counter on the date in question and are classified as a national market issue, then the Fair Market Value will be equal to the last-transaction price quoted by the NASDAQ system for such date; (c) if the Shares are traded over-the-counter on the date in question but are not classified as a national market issue, then the Fair Market Value will be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date; and (d) if none of the foregoing provisions is applicable, then the Fair Market Value will be determined by the Administrator in good faith on such basis as it deems appropriate, taking into consideration the provisions of Section 260.140.50 of Title 10 of the California Code of Regulations.

    7.         “Grant Date” means, with respect to an Option, the date on which the Option Agreement evidencing that Option is entered into between the Company and the Optionee, or such other date as may be set forth in that Option Agreement as the “Grant Date” which will be the effective date of that Option Agreement.

    8.         “Restricted Share Purchase Agreement” means the Agreement entered into by and between an Optionee and the Company upon the exercise of an Option prior to vesting pursuant to Section 6(b) hereof.

    9.         “Successor Entity” means a corporation or other entity that acquires all or substantially all of the assets of the Company, or which is the surviving or parent entity resulting from a Business Combination.

    10.         “Tax Withholding Liability” in connection with the exercise of any Option means all federal and state income taxes, social security tax, and any other taxes applicable to the compensation income arising from the transaction required by applicable law to be withheld by the Company.

    11.         “Termination for Cause” means termination by reason of “cause” as defined by applicable law or by reason of the good faith determination of the Administrator that the Optionee has engaged in any acts which breach any fiduciary or contractual duty to the Company or any of its subsidiaries, in any acts involving dishonesty or moral turpitude or in any acts that materially and adversely affect the business, affairs or reputation of the Company or any of its subsidiaries.